UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2013

LTX-Credence Corporation

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	000-10761	04-2594045
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

825 University Avenue, Norwood, MA	02062
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 781-461-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 27, 2013, LTX-Credence Corporation (“LTX-Credence”) entered into a credit agreement (the “Credit Agreement”) with Everett Charles Technologies LLC (“ECT” and together with LTX-Credence, the “Borrowers”), Silicon Valley Bank, as lender, administrative agent and issuing lender (“SVB”), and the several lenders from time to time party thereto (the “Lenders”). The Credit Agreement provides for a senior secured credit facility in favor of the Borrowers in the aggregate principal amount of up to $55,000,000 (the “Facility”).

The Facility consists of a term loan facility for $50,000,000 that was advanced to the Company on November 27, 2013 (the “Term Loan”) and a revolving credit facility (including a letter of credit facility) for up to $5,000,000 (the “Revolving Loan” and, together with the Term Loan, the “Loans”) that is available from time to time for five years after November 27, 2013 (the “Closing Date”). Under the terms of the Credit Agreement, not more than one time during the period commencing on the Closing Date until the close of business on the date that is one day prior to the 42-month anniversary of the Closing Date, the Facility may be increased by an aggregate amount not to exceed $20,000,000 through an additional facility on a pari passu basis with the Term Loan, subject to specified conditions and the agreement of one or more Lenders to participate therein.

All obligations under the Facility are secured by a first priority security interest in substantially all of the Borrowers’ existing and future assets, including a pledge of the stock or other equity interests of the Borrowers’ domestic subsidiaries and of any first tier foreign subsidiaries, provided that not more than 66% of the voting stock of any such foreign subsidiaries shall be required to be pledged.

The Credit Agreement requires that the Term Loan be repaid in quarterly installments, with 5% of the principal due the first year, 7.5% of principal due the second year, 10% of principal due the third year, 12.5% of principal due the fourth year, 15% of principal due the fifth year, and a final payment of $25 million due on the fifth anniversary of the Closing Date (the “Maturity Date”). All outstanding Loans under the Facility mature on the Maturity Date unless earlier payment is required under the terms of the Credit Agreement. The Term Loan is subject to mandatory prepayment as described in the Credit Agreement. Loans outstanding under the Facilities may, at the Borrowers’ option, be prepaid at any time in whole or in part without premium or penalty, other than customary breakage costs, if any, subject to the terms and conditions of the Credit Agreement.

Borrowings made under the Facility bear interest, at a base rate plus a margin (such margin not to exceed a per annum rate of 2.50%) based on a ratio of consolidated senior debt to consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) (the “Leverage Ratio”), or at a LIBOR rate plus a margin (such margin not to exceed a per annum rate of 3.50%) based on the Leverage Ratio. The interest rate otherwise payable under the Facility will be subject to increase by 2.0% per annum during the continuance of a payment default and may be subject to increase by 2.0% per annum during the continuance of any other event of default. Certain customary fees and expenses are also payable in connection with the Facility.

The proceeds of the Term Loan were primarily used to fund the purchase price with respect to the Acquisition (as defined below).

The Credit Agreement contains customary affirmative and negative covenants, subject in certain cases to baskets and exceptions, including negative covenants with respect to indebtedness, liens, fundamental changes, dispositions, restricted payments, investments, ERISA matters, matters relating to subordinated debt, affiliate transactions, sale and leaseback transactions, swap agreements, accounting changes, negative pledge clauses, clauses restricting subsidiary distributions, lines of business, amendments to certain documents and use of proceeds. The Credit Agreement also contains customary reporting and other affirmative covenants. The Credit Agreement contains a consolidated fixed charge coverage ratio, consolidated leverage ratio and liquidity requirements.

The obligations of LTX-Credence under the Facility may be accelerated upon the occurrence of an event of default under the Credit Agreement, which includes customary events of default, including payment defaults, the inaccuracy of representations or warranties, the failure to comply with covenants, ERISA defaults, judgment defaults, bankruptcy and insolvency defaults and cross defaults to material indebtedness.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On December 1, 2013, LTX-Credence completed the previously announced purchase from Dover Printing & Identification, Inc. (“Dover”) or its specified affiliates (together with Dover, the “Sellers”) all assets of the Sellers used exclusively or primarily in connection with Dover’s ECT and MT businesses (collectively, the “Acquired Businesses”) pursuant to the Master Sale and Purchase Agreement, dated September 6, 2013 (the “Purchase Agreement”), with Dover and, solely for the limited purposes set forth in the Purchase Agreement, Dover Corporation (“Dover Parent”). Pursuant to the Purchase Agreement, LTX-Credence also acquired all of the issued and outstanding capital stock and other equity interests of specified indirect subsidiaries of Dover Parent and its affiliates that were engaged in the Acquired Businesses, including Everett Charles Technologies LLC. The asset and share purchase transactions effected pursuant to the Purchase Agreement are collectively referred to as the “Acquisition.”

Pursuant to the Purchase Agreement, in connection with the closing of the Acquisition LTX-Credence paid the Sellers an aggregate purchase price of $93,500,000, of which $73,500,000 was paid in cash through a combination of existing cash-on-hand and bank debt and $20,000,000 was paid by the issuance of a promissory note by LTX-Credence to Dover in the original principal amount of $20,000,000. The cash purchase price is subject to a post-closing working capital adjustment, and will be increased by an amount equal to specified cash balances held by the Sellers as of the closing and decreased by an amount equal to any acquired indebtedness and the amount of certain transaction costs and employee related liabilities of the Sellers as of the closing. Subject to certain conditions, the original principal amount of the promissory note is also subject to reduction upon written certification from LTX-Credence to Dover prior to January 1, 2015 of certain specified events related to LTX-Credence’s relocation from or refurbishment of certain properties of the Acquired Businesses, or the prepayment of the promissory note in full prior to such date. The promissory note accrues interest on the unpaid balance for each day that it remains outstanding after December 1, 2014 at a per annum rate equal to the London Interbank Offered Rate plus 10%, and may be prepaid by LTX-Credence at any time without penalty prior to May 1, 2019. On or prior to December 1, 2013, LTX-Credence and Dover, or their affiliates, respectively, also entered into a transition services agreement, an intellectual property termination agreement and a license agreement which govern certain ongoing relationships between LTX-Credence and Dover and their respective affiliates following the closing. Pursuant to the Purchase Agreement, LTX-Credence has also agreed to assume certain liabilities related to the Acquired Businesses.

The foregoing description of the Acquisition is not complete and is qualified in its entirety by reference to the text of the Purchase Agreement, a copy of which was filed as Exhibit 2.1 to LTX-Credence’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 9, 2013.

Item 8.01 Other Events.

On December 2, 2013, the Company issued a press release announcing the closing of the Acquisition. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

The financial statements required by Item 9.01(a) of Form 8-K, with respect to the acquisition described in Item 2.01 herein, will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed pursuant to Item 2.01.

(b) Pro Forma Financial Information

The pro forma financial information required by Item 9.01(b) of Form 8-K, with respect to the acquisition described in Item 2.01 herein, will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed pursuant to Item 2.01.

(d) Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LTX-CREDENCE CORPORATION

Date: December 2, 2013	By:	/s/ Mark J. Gallenberger
Mark J. Gallenberger
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated November 27, 2013, among the Registrant, Everett Charles Technologies LLC, the Several Lenders from time to time party thereto and Silicon Valley Bank as Administrative Agent, Issuing Bank and Lender.

99.1	Press Release dated December 2, 2013